EXHIBIT 10.8(b)

HEALTH CARE REIT, INC.

February 4, 2013

Mr. George L. Chapman

Chairman, Chief Executive Officer and President

Health Care REIT, Inc.

408 E. Broadway Street

Maumee, OH  43537

Dear George,

This letter is intended to serve as an amendment to Section 4(a) of your Fifth Amended and Restated Employment Agreement (the “Employment Agreement”) relating to the Special Extension Award.

Instead of an annual award of $1 million in shares of Health Care REIT, Inc. common stock, the Company will issue you a grant of performance shares with a value of $2 million in early February 2013.  Such award will be earned on January 31, 2014 if the Company meets the performance criteria set forth in the award and  you remain employed by the Company through December 31, 2013.  Any shares earned, net of taxes, shall not be sold, transferred, assigned, pledged or otherwise disposed of until your retirement from the Company.

You and we acknowledge that if the Employment Agreement is extended pursuant to the terms thereof, or if the Employment Agreement is renegotiated, the compensation contemplated by Section 4(a) of the Employment Agreement will be revised by mutual agreement in such a manner as to effectuate the intent of the parties as described in that section while at the same time complying with applicable market requirements and performance compensation practices.

Please indicate your consent to the amendment to the Employment Agreement by signing where indicated below.

Very truly yours,

/s/ Jeffrey H. Donahue

Jeffrey H. Donahue

Chair, Compensation Committee

I hereby agree to the foregoing and agree that it will serve as an amendment to Section 4(a) of the Employment Agreement.

/s/ George L. Chapman
George L. Chapman

February 8, 2013

Date